DERIVED INFORMATION 10/26/06

$98,900,000

Class M-1, M-2 & M-3

Mezzanine Certificates Offered

(Approximate)

[$1,128,725,100]
Total Certificates Offered & Non-Offered
(Approximate)

Home Equity Pass-Through Certificates, Series 2006-8

Credit Suisse First Boston Mortgage Securities Corp.

Depositor

[U.S. Bank, N.A.]

Trustee

The issuer has filed a (i) registration statement (including a prospectus) with a file number of 333-135481 and (ii) a Term Sheet Supplement, with the SEC for the offering to which this communication relates.  Before you invest, you should read the prospectus in that registration statement and the Term Sheet Supplement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering.  You may get these documents for free by visiting EDGAR on the SEC website at www.sec.gov.   Alternatively, the issuer, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling toll-free 1-800-221-1037.

This free writing prospectus is not required to contain all information that is required to be included in the base prospectus and the prospectus supplement that will be prepared for the securities offering to which this free writing prospectus relates.  This free writing prospectus is not an offer to sell or a solicitation of an offer to buy these securities in any state where such offer, solicitation or sale is not permitted.

The information in this free writing prospectus is preliminary, and may be superseded by an additional free writing prospectus provided to you prior to the time you enter into a contract of sale.  This preliminary free writing prospectus is being delivered to you solely to provide you with information about the offering of the securities referred to herein.  The securities are being offered when, as and if issued.  In particular, you are advised that these securities, and the asset pools backing them, are subject to modification or revision (including, among other things, the possibility that one or more classes of securities may be split, combined or eliminated), at any time prior to issuance or availability of a final prospectus.  As a result, you may commit to purchase securities that have characteristics that may change, and you are advised that all or a portion of the securities may not be issued that have the characteristics described in these materials.  Our obligation to sell securities to you is conditioned on the securities and the underlying transaction having the characteristics described in these materials.

A contract of sale will come into being no sooner than the date on which the relevant class has been priced and we have confirmed the allocation of securities to be made to you; any “indications of interest” expressed by you, and any “soft circles” generated by us, will not create binding contractual obligations for you or us.  You may withdraw your offer to purchase securities at any time prior to our acceptance of your offer.

Any legends, disclaimers or other notices that may appear at the bottom of the email communication to which this free writing prospectus is attached relating to (1) these materials not constituting an offer (or a solicitation of an offer), (2) no representation that these materials are accurate or complete and may not be updated or (3) these materials possibly being confidential are not applicable to these materials and should be disregarded.  Such legends, disclaimers or other notices have been automatically generated as a result of these materials having been sent via Bloomberg or another system.

BlackRock Ramp Loss Distribution Analysis

The tables below show the Collateral Loss to Maturity and the Weighted-Average Life (WAL) of the referenced class at the BlackRock CDR Breakeven Percentage.  The Breakeven Percentage of the BlackRock CDR is the highest percentage that can be sustained without a writedown to the referenced class assuming:

·

Various Prepayment Speeds

·

Various Interest Rate Stresses

·

Delinquency Trigger Fails (no stepdown)

·

40% Loss Severity

·

12-Month Lag from Default to Loss

·

CDR Ramp starting at 0% CDR in month 1 to

month 12, from month 13 to month 42 increasing

to 10% CDR, remaining at 10% CDR to month

60, from month 61 to month 108 decreasing to 1.5%

CDR and remaining constant at 1.5% CDR thereafter.

Class M-1

	% PPC
	50	100	150	200	50 FRM/ 100 ARM
% of BR_Ramp	524%	1467%	3624%	9666%	1123%
WAL (Yrs)	8.1	3.7	2.8	2.4	4.2
Total Losses	22.01%	18.25%	16.84%	16.35%	18.65%
Loss on Bond
Libor	Forward	Forward	Forward	Forward	Forward

	% PPC
	50	100	150	200	50 FRM/ 100 ARM
% of BR_Ramp	496%	1505%	3624%	9666%	1125%
WAL (Yrs)	8.5	3.7	2.8	2.4	4.2
Total Losses	21.61%	18.35%	16.84%	16.35%	18.66%
Loss on Bond
Libor	Fwd + 200 bps	Fwd + 200 bps	Fwd + 200 bps	Fwd + 200 bps	Fwd + 200 bps

	% PPC
	50	100	150	200	50 FRM/ 100 ARM
% of BR_Ramp	427%	1473%	3624%	9666%	1088%
WAL (Yrs)	9.8	3.7	2.8	2.4	4.3
Total Losses	20.42%	18.27%	16.84%	16.35%	18.48%
Loss on Bond
Libor	Fwd + 400 bps	Fwd + 400 bps	Fwd + 400 bps	Fwd + 400 bps	Fwd + 400 bps

Class M-2

% PPC
	50	100	150	200	50 FRM/ 100 ARM
% of BR_Ramp	395%	926%	2629%	4833%	706%
WAL (Yrs)	11.0	4.7	3.1	2.7	5.6
Total Losses	19.74%	15.47%	14.40%	13.23%	15.99%
Loss on Bond
Libor	Forward	Forward	Forward	Forward	Forward

% PPC
	50	100	150	200	50 FRM/ 100 ARM
% of BR_Ramp	372%	945%	2636%	4833%	696%
WAL (Yrs)	11.9	4.6	3.1	2.7	5.6
Total Losses	19.24%	15.60%	14.05%	13.23%	15.91%
Loss on Bond
Libor	Fwd + 200 bps	Fwd + 200 bps	Fwd + 200 bps	Fwd + 200 bps	Fwd + 200 bps
	% PPC
	50	100	150	200	50 FRM/ 100 ARM
% of BR_Ramp	313%	929%	2636%	4833%	651%
WAL (Yrs)	13.4	4.7	3.1	2.7	5.8
Total Losses	17.70%	15.50%	14.05%	13.23%	15.52%
Loss on Bond
Libor	Fwd + 400 bps	Fwd + 400 bps	Fwd + 400 bps	Fwd + 400 bps	Fwd + 400 bps

Class M-3

	% PPC
	50	100	150	200	50 FRM/ 100 ARM
% of BR_Ramp	338%	703%	1933%	4142%	543%
WAL (Yrs)	14.2	5.7	3.4	2.7	7.6
Total Losses	18.37%	13.84%	12.17%	10.76%	14.43%
Loss on Bond
Libor	Forward	Forward	Forward	Forward	Forward

% PPC
	50	100	150	200	50 FRM/ 100 ARM
% of BR_Ramp	316%	712%	1946%	4142%	523%
WAL (Yrs)	15.1	5.6	3.3	2.7	7.7
Total Losses	17.78%	13.92%	12.34%	10.76%	14.21%
Loss on Bond
Libor	Fwd + 200 bps	Fwd + 200 bps	Fwd + 200 bps	Fwd + 200 bps	Fwd + 200 bps

% PPC
	50	100	150	200	50 FRM/ 100 ARM
% of BR_Ramp	263%	689%	1973%	4142%	478%
WAL (Yrs)	17.3	5.7	3.3	2.7	8.3
Total Losses	16.10%	13.72%	12.38%	10.76%	13.65%
Loss on Bond
Libor	Fwd + 400 bps	Fwd + 400 bps	Fwd + 400 bps	Fwd + 400 bps	Fwd + 400 bps

Appendix

100% Prospectus Prepayment Curve (PPC)

With respect to the fixed rate Mortgage Loans, 100% of the prepayment assumption (the “Fixed PPC”) describes prepayments starting at 4.60% CPR in month 1, increasing by approximately 1.6727% CPR per month to 23% CPR in month 12, and remaining at 23% CPR thereafter.

With respect to the adjustable rate Mortgage Loans, 100% of the prepayment assumption (the “ARM PPC”) describes prepayments starting at 8% CPR in month 1, increasing by 2% in each of the following 11 months.  In months 12 through 22, 100% PPC for the adjustable rate Mortgage Loans assumes 30% CPR.  In months 23 through 27, 100% PPC for the adjustable rate Mortgage Loans assumes 55% CPR.  In month 28 and thereafter, 100% PPC for the adjustable rate Mortgage Loans is assumed to remain constant at 35%.

Forward Libor: